CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement" or "Consulting Agreement") states the terms and conditions that govern the contractual agreement between ALAN BLACKMAN (the "consultant") having his principal place of business in New Zealand and SHARPS TECHNOLOGY INC. located at One Penn Plaza, 36th floor, New York, NY, 10119 (the "Client") who both agree to be bound by this Agreement.

WHEREAS, the Consultant is an experienced executive from the health care industry, has demonstrated leadership skills including P & L responsibility, and has developed relationships within the health care field; and

WHEREAS, the Consultant presently serves as Chief Strategy Officer, Treasurer, Corporate Secretary and a member of the board and audit committee of the Client; and

WHEREAS, the parties have negotiated the terms of this agreement and believe the terms to be fair and reasonable; and

WHEREAS, the Client desires to retain the service of the Consultant to render consulting services as the Chief Strategy Officer, Treasurer, Corporate Secretary, of the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Client (individually), each a "Party" and collectively, the "Parties") covenant and agree as follows:

1 TERM

This Agreement shall begin on January 1, 2021 and continue until terminated by either party.

1. Either Party may terminate this Agreement for any reason with 90 days written notice to the other Party. Termination for cause will have immediate effect and include gross negligence or theft of the Clients property.

2. CONSULTING SERVICES

The Consultant agrees that it shall provide its expertise to the Client for all things pertaining to "the "Consulting Services") and on a full time basis. Consultant shall immediately assume the position of Chief Strategy Officer and member of the Executive Committee of the Client

3. COMPENSATION

In consideration for the Consulting Services, the Client shall pay the Consultant at the rate of $18,000 dollars per month. The Consultant shall invoice the Client once every month and such invoices shall be due and payable within 10 days of the Client's receipt of the invoice. The Consultant recognizes that the Client offers no benefits program.

Reimbursement of ordinary expenses approved by the Client.

AN ANNUAL BONUS with a target equal to $216,000. The bonus shall be awarded commensurate with the Client's results which shall be reviewed and awarded subject to the approval of the Client's board. The board shall consider orders received, sales, enterprise value, funding and the general prospects of the company. Such bonus shall be paid in cash or shares as nominated by the Consultant. If, shares, the Client will pay up to 33% in US federal income tax to offset such tax as the Consultant is required to pay. The share price will reflect the last such sale of shares completed by the Client.

Bonus payments, under this Agreement shall take into account the cash flow of the Client including its obligations and financial projections.

135,000 SHARE OPTIONS with a strike price of $2 per share, which shall vest over a three year period as follows:

25% on signing
25% at the end of 12 months
50% at the end of 24 months

Notwithstanding the aforementioned, the bonus shall be considered earned if the enterprise value of the Client as measured by its most recent sale of the Client's shares, as certified by the Clients CFO, reflects an enterprise value on a fully diluted basis in excess of $40 million. Alternatively, the bonus shall be considered earned if the Hungarian Government agrees to provide non-refundable grants to either the Client or Safegard Hungary and the Client or Safegard Hungary receive such grants in excess of $3 million.

The Consultant agrees that no further compensation will be paid for its work on the Board of the Client.

In return, the Consultant will be expected to work full time and apply his best efforts for the benefit of the Client.

This Agreement replaces all prior Consulting Agreements.

4. INTELLECTUAL PROPERTY RIGHTS IN WORK PRODUCT

The Parties acknowledge and agree that the Client will hold all intellectual property rights in any work product resulting from the Consulting Services including, but not limited to, copyright, patent and trademark rights. The Consultant agrees not to claim any such ownership in such work product's intellectual property at any time prior to or after the completion and delivery of such work product to the Client.

5. CONFIDENTIALITY

The Consultant shall not disclose to any third party any details regarding the Client's business, including, without limitation any information regarding any of the Client's customer information, business plans, or price points (the "Confidential Information"), (ii) make copies of any Confidential Information or any content based on the concepts contained with the Confidential Information for personal use or for distribution unless requested to do so by the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

6. NONCOMPETITION

During the term of this Agreement and for 24 months thereafter, the Consultant shall not engage, directly or indirectly, as an employee, officer, manager, partner, consultant, agent, owner or in any other capacity, in any competition with the Client or any of its subsidiaries, including any company engaged in the safety syringe field.

7. NONSOLICITATION OF CUSOMTERS

During the term of this Agreement and for 24 months thereafter, the Consultant will not, directly or indirectly, solicit or attempt to solicit any business from any of the Company's clients, prospects, employees or contractors.

8. NONSOLICITATION OF EMPLOYEES

During the term of this Agreement and for 24 months thereafter, the Consultant will not, directly or indirectly, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any of the Company's employees, or contractors for work at another company.

9. NO MODIFICATION UNLESS IN WRITING

No modification of this agreement shall be valid unless in writing and agreed upon by both Parties.

10. APPLICABLE LAW

This Consulting Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of New York and subject to the exclusive jurisdiction of the federal and state courts located in New York.

IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement as of the 5th day of December, 2020

(CONSULTANT). ALAN BLACKMAN

SIGNATURE [signature]

NAME ALAN BLACKMAN

DATE Dec 7, 2020

(CLIENT NAME) Sharps Technology Inc.

SIGNATURE ______________________

NAME Soren Christiansen, CEO

DATE 12.05, 2020